EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors
of Enbridge Energy Company, Inc.:

In our opinion, the accompanying consolidated statements of financial position present fairly, in all material respects, the financial position of Enbridge Energy Company, Inc. and its subsidiaries (the “Company”) at December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.  These consolidated statements of financial position are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated statements of financial position based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statements of financial position are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statements of financial position, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated statement of financial position presentation.  We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Houston, Texas

January 27, 2004

ENBRIDGE ENERGY COMPANY, INC.

(a wholly-owned subsidiary of Enbridge Pipelines Inc.)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,
	2003	2002
	(dollars in millions)
ASSETS
Current assets
Cash and cash equivalents	$17.1	$8.8
Due from affiliates	5.9	15.4
Receivables, trade and other, net of allowance for doubtful accounts of $0.6 in 2003 and $10.5 in 2002	7.6	56.8
Loans to affiliates	498.9	361.3
Other current assets	0.9	1.3
	530.4	443.6

Long-term loans to affiliates	307.9	450.5
Investment in Enbridge Energy Partners, L.P (Note 5).	531.8	493.4
Deferred charges and other	10.3	73.4
Property, plant and equipment, net (Note 6)	123.3	51.3
Goodwill	25.0	25.0

	$1,528.7	$1,537.2

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other	$18.6	$18.9
Due to affiliates	1.5	13.3
Loans from affiliates	5.5	18.9
Current maturities of long-term debt (Note 7)	—	253.2
	25.6	304.3

Long-term debt (Note 7)	275.0	275.0
Deferred credits	64.8	22.8
Deferred tax liabilities (Note 8)	212.3	260.1
Minority interest	306.7	275.2
	884.4	1,137.4

Commitments and contingencies	—	—

Shareholder’s equity
Common stock: Authorized—750,000 shares Issued – 678,167 in 2003; 524,000 in 2002, no par value	—	—
Contributed surplus (Note 9)	337.5	151.6
Retained earnings	260.0	238.8
Accumulated other comprehensive income (Note 13)	46.8	9.4
	644.3	399.8
	$1,528.7	$1,537.2

The accompanying notes are an integral part of this consolidated financial statement.

1.  NATURE OF OPERATIONS

Enbridge Energy Company, Inc. (the “Company”), is the general partner of Enbridge Energy Partners, L.P. (the “Partnership”). The Company is owned directly by Enbridge Pipelines Inc. (“Enbridge Pipelines”), a Canadian corporation wholly-owned by Enbridge Inc. (“Enbridge”) of Calgary, Alberta, Canada.

As the sole general partner, the Company is responsible for management of the Partnership. In October 2002, the Company delegated substantially all of the responsibility for the management of the Partnership to its affiliate, Enbridge Energy Management, L.L.C. (“Enbridge Management”). The Company retains certain functions and approval rights over the operations of the Partnership. The Company owns an effective 12.2% ownership interest in the Partnership. The ownership interest consists of a direct 2.0% general partner interest and a direct 7.1% limited partner interest in the Partnership. Through Enbridge Management, the Company indirectly owns an additional 3.1% limited partner interest in the Partnership.

Enbridge Management, a Delaware limited liability company, was formed on May 14, 2002.  The Company owns all of the voting shares of Enbridge Management.  At December 31, 2003 and 2002, Enbridge Management owned approximately 18.2% and 20.3% (including the 3.1% and 3.5% interest owned indirectly by the Company), respectively, of the outstanding limited partner units of the Partnership.  Enbridge Management holds all of the Partnership’s i-units.  As of December 31, 2003 and 2002, Enbridge Management held 10,062,170 and 9,228,655 i-units, respectively.

Other consolidated subsidiaries of the Company engage in providing crude oil transportation, natural gas gathering and processing, and financing activities.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated statements of financial position are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. Actual results could differ from those estimates and assumptions.

Principles of Consolidation

The consolidated statements of financial position include the accounts of the Company and its subsidiaries. The Company has significant influence over the Partnership; therefore the equity method is used to account for general partner and limited partner interests in the Partnership. The Company owns all of the voting interest in Enbridge Management. Accordingly, the accounts of Enbridge Management have been consolidated in the Company’s financial results.  The Company holds a 77.78% interest in Frontier Pipeline Company (“Frontier”) and consolidates its financial results. The Company holds a 90% interest in Cushing to Chicago Pipeline System (“CCPS”) and consolidates its financial results.  Intercompany balances and transactions have been eliminated in consolidation.

Enbridge Employee Services, Inc.

Enbridge Employee Services, Inc. (“EES”) is a wholly owned subsidiary of the Company and is consolidated in the Company’s financial results. EES provides employees and employee benefits services to the Company, affiliates of the Company, Enbridge Management, the Partnership and its subsidiaries (collectively, the “Group”). Employees of EES are assigned to work for one or more members of the Group. The direct costs of all compensation, benefits expenses, employer taxes and other expenses for these employees are allocated and charged by EES to the appropriate members of the Group. There is no profit or margin charged by EES to the members of the Group.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments that have an original maturity of three months or less at the time of purchase to be cash equivalents.

Property, Plant and Equipment

Property, plant and equipment is stated at its original cost of construction or, upon acquisition, at the fair value of the assets acquired.  Expenditures for system expansion and major renewals and betterments are capitalized; maintenance and repair costs are expensed as incurred.

Depreciation rates for the pipeline systems are based on the lesser of the estimated remaining useful lives of the properties or the estimated remaining life of crude oil or natural gas production in the basins served by the pipelines.

The Company capitalizes direct costs, such as labor and materials, and related indirect costs, such as overhead and interest at the Company’s weighted average cost of debt, during construction. Depreciation of property, plant and equipment is provided on a straight-line basis over estimated useful lives.

The Company evaluates impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  An impairment loss will be recognized when the sum of estimated undiscounted future cash flows expected to result from use of the asset and its eventual disposition is less than its carrying amount.  If an impairment loss will be recognized, the amount of the impairment would be calculated as the excess of the carrying amount of the asset over the fair value of the assets either through reference to similar asset sales, or by estimating the fair value using a discounted cash flow approach.  There were no impairments recognized in 2003 or 2002.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination.

Goodwill is not amortized but is tested for impairment annually, or more frequently if impairment indicators arise that indicate the carrying value of goodwill may not be recovered.  Impairment occurs when the carrying amount of a reporting unit exceeds its fair value.  At the time the Company determines that impairment has occurred, the carrying value of the goodwill is written down to its fair value.  There were no impairments recorded in 2003 or 2002.

Deferred Income Tax Liabilities

Deferred income tax liabilities are accounted for using the liability method. Under this method, deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recorded for financial reporting purposes and amounts as measured by tax laws and regulations. These deferred income tax liabilities are measured by applying currently enacted tax laws.

Derivative Financial Instruments

The Company recognizes all derivative financial instruments as assets and liabilities at fair value. For derivative financial instruments qualifying as cash flow hedges and designated as such, the effective portions of changes in fair value of the derivatives are recorded in Accumulated Other Comprehensive Income and are recognized in the income statement when the hedged item affects earnings. Changes in the fair value of derivatives that do not qualify for hedge treatment are recognized currently in earnings. The related cash flows from those derivative financial instruments accounted for as hedges are classified in the same category as the items being hedged.

The Company utilizes other derivative financial instruments (primarily futures contracts, option contracts and swap agreements) to hedge against interest rate fluctuations. Unrealized and realized gains and losses on these hedge contracts are deferred and recognized in income when the underlying transaction occurs. These contracts are regularly evaluated to determine that there is a high correlation between changes in the fair value of the hedge contract and fair value of the hedged item. In instances where the anticipated correlation of price movements does not occur, hedge accounting is terminated and future changes in the value of the instruments are recognized as gains or losses in the statement of income. If the hedged item of the underlying transaction is sold or settled, the instrument is recognized in income.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives, strategies for undertaking various hedge transactions and its methods for assessing and testing correlation and hedge ineffectiveness. All hedging instruments are linked to the hedged asset, liability, firm commitment or forecasted transaction.

The market value of derivative instruments reflects the Company’s best estimate and is based upon exchange-traded prices, published market prices or over-the-counter market price quotations whenever they are available. Quoted valuations may not be available due to location differences or terms that extend beyond the period for which quotations are available. Where quotes are not available, the Company utilizes other valuation techniques or models to estimate market values. These modeling techniques require the Company to make estimations of future prices, price correlation and market volatility and liquidity. The estimates also reflect factors for time value and volatility underlying the contracts, the potential impact of liquidating positions in an orderly manner over a reasonable period of time under present market conditions, modeling risk, credit risk of our counterparties and operational risk. The Company’s actual results may differ from its estimates, and these differences can be positive or negative.

Foreign Currency Translation

The Company’s functional currency for its foreign subsidiaries is the Canadian dollar. Results of operations of foreign subsidiaries are translated into U.S. dollars using the average exchange rates during the period. Assets and liabilities are translated into U.S. dollars using the exchange rate on the balance sheet date, except non-monetary items, which are translated on a historical basis. Gains and losses resulting from these foreign currency translation adjustments are included as a component of comprehensive income.

Post-Employment Benefits

The Company maintains both defined benefit and defined contribution pension plans. Pension costs and obligations for the defined benefit pension plans are determined using the projected benefit method and are charged to earnings as services are rendered. For the defined contribution plans, contributions made by the Company are expensed.

The Company also provides post-employment benefits other than pensions, including group health care and life insurance benefits for eligible retirees, their spouses and qualified dependants. The cost of such benefits is accrued during the years the employees render service.

New Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board, (“FASB”) issued a revised Statement of Financial Accounting Standards, (“SFAS”) No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” which is an amendment of FASB Statements No. 87, 88, and 106.  This revised standard requires that companies provide more details about their plan assets, benefit obligations, cash flows, benefit costs and other relevant information.  Required disclosures include a breakdown of plan assets by category and a description of investment policies, strategies and target allocation percentages for the plan asset categories.  The new standard was adopted December 2003 and the required disclosures have been made.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities.  This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.  In particular, this statement: (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of SFAS No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and (4) amends certain other existing pronouncements.  Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments.  The new standard was adopted July 1, 2003 and did not have a significant impact on the Company’s financial position.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”).  FIN 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures.  A variable interest entity is an entity in which the equity investors do not have a controlling interest or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties.  In December 2003, the FASB completed deliberations of proposed modifications to FIN 46 resulting in multiple effective dates based on the nature as well as the create date of the variable interest entity.  However, the revised Interpretation must be applied no later than the first quarter of fiscal year 2004.  There was no impact on the Company’s consolidated financial position as a result of the adoption of FIN 46.

In January 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”).  This standard requires legal obligations associated with the retirement of long-lived tangible assets to be recognized at fair value.  When the liability is initially recorded, the cost is capitalized by increasing the asset’s carrying value, which is subsequently depreciated over its useful life.  Over time, the liability is accreted to its present value each period.  The adoption of SFAS No. 143 did not have a material impact on the Company’s financial position.

3.  ACQUISITIONS

CCPS

On September 2, 2003, the Company acquired 90% of the outstanding shares of CCPS for $122.0 million.  The acquisition and planned reversal of the pipeline will provide Canadian producers and shippers with cost-effective access to new markets south of the Partnership’s terminal near Chicago.  Of the total purchase price, $57.0 million was paid on the date of acquisition.  The remaining $65.0 million is due upon completion of the reversal of the flow of the pipeline, but no later than December 31, 2004, which is included in the Consolidated Statement of Financial Position as a reduction of property, plant and equipment.  If the necessary approval to reverse the pipeline is not obtained, other options will be explored to maximize the value of the system.  The Company’s investment would be limited to $57.0 million and for a period of nine months, from December 31, 2004 to September 30, 2005, the pipeline could be sold back to its original owner at a $10.0 million discount.  The acquisition was accounted for using the purchase method.  The purchase price paid on the date of acquisition was allocated to property, plant and equipment.

(dollars in millions)
Purchase Price:
Cash	$57.0

Fair value of assets acquired:
Other assets	0.1
Property, plant and equipment	140.0
Deferred purchase price	(65.0)
Net property and equipment	75.1

Current liability (commitment loss and other)	(4.5)
Minority interest	(13.6)

Property, plant and equipment	$57.0

Northeast Texas

In March 2002, the Company acquired natural gas gathering and processing facilities in Northeast Texas for cash consideration of $180.5 million. These assets were included in the sale of Midcoast assets, as described in Note 4.

(dollars in millions)
Purchase Price
Cash	$179.8
Transaction costs	0.7
$180.5

Fair Value of Assets Acquired
Property, plant and equipment	$152.1
Goodwill	36.9
Working capital deficiency	(8.5)
$180.5

4.  SALE OF ENBRIDGE MIDCOAST ENERGY ASSETS

In October 2002, the Company closed the sale of the United States assets of Enbridge Midcoast Energy (“Midcoast”) to the Partnership, including the Northeast Texas assets described in Note 3, for proceeds of $870.6 million, resulting in an after-tax loss of $52.2 million. The Company received cash proceeds of approximately $6.8 million, additional Partnership Units amounting to $8.2 million and the remaining consideration, in the form of assumed affiliate debt and working capital adjustments. In December 2003, the Company received $41.8 million in full settlement of post-closing adjustments from the sale of Midcoast assets.  A loss was recorded of $8.8 million as a result of the aforementioned settlement and is reflected in affiliate investment and other income in 2003.

The transaction was effected on a tax-deferred basis with the Company retaining a deferred tax liability in the amount of $37.9 million associated with the gain deferred for tax purposes.

(dollars in millions)
Sale Proceeds
Cash	$6.8
Long-term debt assumed	805.0
Partnership units	8.2
Working capital and other	50.6
$870.6

Assets Held for Sale
Current assets	$51.4
Property, plant and equipment	665.2
Goodwill	182.0
Other L/T assets	4.6
Current liabilities	(25.6)
Long-term liabilities	(22.1)
Accumulated comprehensive income	15.1
$870.6

5.  INVESTMENT IN ENBRIDGE ENERGY PARTNERS, L.P.

The Company has a 2% general partner and an effective 10.2% limited partner interest in the Partnership.  The limited partner interest is comprised of a direct 7.1% interest in the Partnership’s common units and an effective 3.1% interest in the Partnership’s i-units through the Company’s ownership of Enbridge Management.

Class B common units

At December 31, 2003 and 2002, the Company holds 100% of the Partnership’s 3,912,750 Class B common units outstanding, which totals 7.1% of the Partnership’s total units outstanding.  The Class B common units are similar to the Partnership’s Class A common units except that they are not eligible for trading on the New York Stock Exchange (“NYSE”).

i-units

On May 14, 2002, the Company formed Enbridge Management. On October 17, 2002, Enbridge Management completed an initial public offering of 9,000,000 limited liability shares (“listed shares”). The proceeds from the offering were used to purchase i-units, a new class of limited partnership interests from the Partnership. The Company purchased 17.2% of the Enbridge Management shares. Although 82.8% of Enbridge Management is publicly held, as discussed in Note 2, the Company has voting control of Enbridge Management by owning all of Enbridge Management’s voting shares. The Company’s consolidated statements of financial position include 100% of Enbridge Management’s investment in the Partnership.

Summarized financial information of the Partnership

Additional information on the Partnership’s financial position are contained in its Annual Report on Form 10-K as of December 31, 2003, which is incorporated in this report as Exhibit 99.1.

	December 31,
	2003	2002
	(dollars in millions)

Current Assets	$408.8	$297.5

Long-term Assets	$2,823.0	$2,537.4

Current Liabilities	$588.6	$358.6

Long-term Liabilities	$1,329.9	$1,484.7

Partners’ Capital	$1,313.3	$991.6

Distributions received

Distributions by the Partnership of its Available Cash generally are made 98.0% to the Class A and B common unit holders and the i-unit holder and 2.0% to the General Partner.  Typically, the General Partner and owners of Class A and Class B common units will receive distributions in cash.  Enbridge Management, as owner of the i-units, however, does not receive distributions in cash. Instead, each time that the Partnership makes a cash distribution to the General Partner and the holders of its common units, the number of i-units owned by Enbridge Management and the percentage of total units in the Partnership owned by Enbridge Management will increase automatically under the provisions of the Partnership’s partnership agreement.  The result is that the number of i-units owned by Enbridge Management will equal the number of Enbridge Management’s shares and voting shares that are then outstanding.  The amount of this increase per i-unit is determined by dividing the cash amount distributed per common unit by the average price of one of Enbridge Management’s listed shares on the NYSE for the 10-day period immediately preceding the ex-dividend date for Enbridge Management’s shares.  The cash equivalent amount of the additional i-units is treated as if it had actually been distributed for purposes of determining the distributions to be made to the General Partner.

The following table sets forth the distributions paid by the Partnership to the Company, as approved by the Board of Directors for each period in the years ended December 31, 2003 and 2002 (dollars in millions, except per unit amounts).

Distribution Payment Date	Ex-Distribution Date	Distribution per Unit	Amount of Distribution of i-units to i-unit holders	Retained from General Partner	Distribution of Cash

2003
November 14, 2003	November 4, 2003	$0.925	$1.6	$0.2	$8.6
August 14, 2003	July 31, 2003	0.925	1.6	0.2	8.6
May 15, 2003	April 30, 2003	0.925	1.5	0.2	8.2
February 14, 2003	January 31, 2003	0.925	1.5	0.2	8.2
			$6.2	$0.8	$33.6

2002
November 14, 2002	November 5, 2002	$0.90	$1.4	$0.2	$7.7
August 14, 2002	August 5, 2002	0.90	—	—	6.9
May 15, 2002	May 3, 2002	0.90	—	—	6.9
February 14, 2002	February 5, 2002	0.90	—	—	6.7
			$1.4	$0.2	$28.2

6.  PROPERTY, PLANT AND EQUIPMENT, NET

	December 31,
	2003	2002
	(dollars in millions)

Land	$0.3	$0.1
Rights-of-way	28.7	19.9
Pipeline	83.3	75.6
Pumping equipment, buildings and tanks	17.0	8.9
Vehicles, office furniture and equipment	0.1	—
Construction in progress	115.6	0.8
Deferred obligation (1)	(65.0)	—
	$180.0	$105.3
Accumulated depreciation	(56.7)	(54.0)
	$123.3	$51.3

(1) Represents a portion of the CCPS acquisition cost, which is due upon completion of the reversal of the flow of the pipeline, but no later than December 31, 2004.  See also Note 3 – Acquisitions.

7.  DEBT

		December 31,
	Interest Rate	2003	2002
		(dollars in millions)
Senior Note	8.01%	$158.0	$158.0
Senior Note	8.17%	117.0	117.0
Revolving Credit Facility	Libor + 0.325%	—	253.2
		$275.0	$528.2
Less, current portion of long-term debt	Libor + 0.325%	—	(253.2)
		$275.0	$275.0

Subsidiaries of the Company have two senior notes outstanding, which are guaranteed by Enbridge in the aggregate of $275.0 million. Interest on both notes is payable semi-annually. The Company has entered into cross-currency swaps to convert the principal and interest amounts payable on the Senior Notes to Canadian dollars, see Note 12.

The Company had a Canadian denominated $400.0 million committed extendible revolving credit facility, which was also guaranteed by Enbridge. The facility terminated on October 11, 2003. The interest rate on the loan, which was reset quarterly based upon the Canadian dollar three-month LIBOR rate plus 0.325%, averaged 3.46% and 2.88% for the years ended December 31, 2003 and 2002, respectively.

The long-term debt at December 31, 2003 will mature $158.0 million in 2005 and the remaining $117.0 million in 2007.

8.  DEFERRED INCOME TAX LIABILITIES

The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

	December 31,
	2003	2002
	(dollars in millions)
Net operating loss carry forwards	$(52.9)	$(26.9)
Net book basis of assets in excess of tax basis	259.7	270.4
Other	5.5	16.6
Net deferred tax liabilities	$212.3	$260.1

The Company has net operating loss carry forwards (“NOLs”) of approximately $147 million, expiring in various amounts from 2004 through 2023. The ability of the Company to utilize the carry forwards is dependent upon the Company generating sufficient taxable income and will be affected by annual limitations under section 382 of the Internal Revenue Code. The Company believes it is more likely than not that the deferred tax assets attributable to NOLs will be realized given the reversal of temporary differences in future years and, therefore, there is no valuation allowance offsetting these assets.

9.  SHARE ISSUANCE

On November 20, 2003, the Company issued an additional 154,167 common shares to its only shareholder, Enbridge Pipelines.  The shares were issued at a subscription price of $1,200 per share for a total investment of $185.0 million.  The proceeds were used to partially repay a loan from Enbridge (see Note 10).  This transaction reduces the amount of outstanding cross border loans, which will eliminate the withholding tax that is currently incurred at a rate of

10% of the interest accrued on these loans.

On December 20, 2002, the Company issued an additional 124,000 common shares to Enbridge Pipelines.  The shares were issued at a subscription price of $1,000 per share for a total investment of $124.0 million.  The proceeds were used to repay a loan from Enbridge.  The remainder of the proceeds was used to partially repay a loan from Enbridge (U.S.), Inc. (see Note 10).

10.  RELATED PARTY TRANSACTIONS

The Company, as sole general partner, is responsible for the management and operation of the Partnership. Through service agreements, the Company utilizes the resources of its affiliates to provide the services required by the Partnership. The Partnership pays the Company’s affiliates for these services. These transactions have no impact on the earnings of the Company.

Current loans, in U.S. dollars, from affiliates are as follows:

				December 31,
	Currency	Rate	Maturity	2003	2002
				(principal outstanding; dollars in millions)

Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	$5.5	$18.9

Long-term loans, in U.S. dollars, to affiliates:

				December 31,
	Currency	Rate *	Maturity	2003	2002
				(principal outstanding; dollars in millions)

Enbridge Pipeline Inc.	Canadian	7.80%	2004	$—	$107.2
Enbridge Pipelines (Athabasca) Inc.	Canadian	7.69%	2005	176.9	144.7
Enbridge Pipelines (Athabasca) Inc.	Canadian	7.80%	2013	131.0	—
Enbridge Inc.	U.S.	8.00%	2012	—	198.6

Enbridge Pipelines Inc.	Canadian	CDOR + 0.25%	Demand	89.8	106.4
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR + 0.30%	2004	38.7	158.2
Enbridge Pipelines Inc.	Canadian	CDOR + 0.34%	2004	—	95.0

Enbridge Inc.	Canadian	0.35%	Demand	353.0	1.7
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	17.4	—
				$806.8	$811.9
Current Maturity Loans to affiliates				$(498.9)	$(361.3)

Long-term Loans to affiliates				$307.9	$450.5

*AFR – Applicable Federal Rate

*CDOR – Canadian Depository Overnight Rate

11.  POST-EMPLOYMENT BENEFITS

During 2002, employees and related post-employment obligations from an affiliated entity were transferred to a subsidiary of the Company.

PENSION PLANS

The Company sponsors two qualified pension plans that provide either non-contributory, defined benefit pension benefits or contributory defined contribution pension benefits for employees of the Company.  The Company also sponsors a supplemental nonqualified defined benefit retirement plan.

DEFINED BENEFIT PLANS

The Company sponsors a defined benefit pension plan (the “Pension”), which covers employees in the United States. Retirement benefits under defined benefit plans are based on the employees’ years of service and remuneration. Pension cost accruals are calculated in accordance with independent actuarial valuations.  Contributions made by the Company are also made in accordance with independent actuarial valuations and are invested primarily in publicly traded equity and fixed income securities. The measurement date is as of September 30, 2003.  The Company also sponsors a supplemental nonqualified retirement plan, which provides pension benefits for certain employees in excess of the tax-qualified plans’ limits.

Pension costs under the defined benefit pension plans reflect management’s best estimates of the rate of return on pension plan assets, rate of salary increases and various other factors including mortality rates, terminations and retirement ages. Adjustments arising from plan amendments, actuarial gains and losses and changes to assumptions are amortized over the expected average remaining service lives of the employees.

DEFINED CONTRIBUTION PLANS

Contributions are generally based on the employee’s age and or years of service. Contributions to the defined contribution plans are also based on employee contributions. For defined contribution pension benefits, pension expense equals amounts required to be contributed by the Company.

POST-EMPLOYMENT BENEFITS OTHER THAN PENSIONS

The Company sponsors a postretirement benefit plan other than pensions for qualifying U.S. retired employees, which provide medical, dental and life insurance benefits.  The post-employment plans are contributory.  Post-employment benefits other than pensions (“OPEB”) include supplemental health, dental and life insurance coverage for qualifying retired employees.

The tables below detail the changes in the benefit obligation, the fair value of plan assets and the recorded asset or liability of our pension and OPEB plans using the accrual method.

	Pension Benefit		OPEB
	2003	2002	2003	2002
	(dollars in millions)

CHANGE IN BENEFIT OBLIGATION
Benefit obligation, January 1	$62.3	$58.5	$45.5	$26.0
Service Cost	3.3	2.5	2.0	1.0
Interest Cost	4.0	4.0	3.0	1.9
Employee Contributions	—	—	0.3	0.1
Plan Change	—	0.2	—	—
Actuarial (gain)/loss	7.2	2.5	1.9	18.1
Benefits paid	(4.1)	(5.4)	(1.6)	(1.6)

Benefit obligation, December 31	$72.7	$62.3	$51.1	$45.5

CHANGE IN PLAN ASSETS
Fair value of plan assets, January 1	$93.3	$106.8	$20.3	$17.2
Actual return on plan assets	13.2	(8.1)	0.6	1.8
Employer’s contributions	—	—	4.4	2.7
Employee contributions	—	—	0.3	0.2
Other	(4.1)	(5.4)	(1.6)	(1.6)

Fair value of plan assets, December 31	$102.4	$93.3	$24.0	$20.3

FUNDED STATUS
Funded status	$29.7	$31.0	$(27.0)	$(25.1)
Unrecognized prior service cost	2.0	2.6	0.4	0.4
Unrecognized transition amount	—	—	6.3	7.1
Unrecognized actuarial loss (gain)	(2.2)	(2.8)	17.3	15.8
Prepaid (accrued) benefit cost at measurement date	29.5	30.8	(3.0)	(1.8)
Prepaid cost retained by affiliate (Enbridge, U.S.)	(24.2)	(25.6)	—	—
Contributions made in 4th quarter	—	—	1.2	0.7
Prepaid (accrued) benefit cost at end of year	$5.3	$5.2	$(1.8)	$(1.1)

Other comprehensive income attributable to the change in additional minimum liability recognition was $0.6 million and $0.1 million for the fiscal year ended December 31, 2003 and 2002, respectively.

The accumulated benefit obligation for all defined benefit pension plans was $123.8 million and $107.8 million at December 31, 2003, and 2002, respectively.

ECONOMIC ASSUMPTIONS

The assumptions made in the measurement of pension expense and the projected benefit obligation or asset of the pension plans and OPEB were as follows:

	Pension		OPEB
	2003	2002	2003	2002
Discount rate	6.25%	6.75-7.25%	6.25%	6.75 -7.25%
Expected return on plan assets	7.75%	7.25%	4.50%	4.50%
Rate of compensation increase	4.00%	4.00%	N/A	N/A
Health care trend	N/A	N/A	Graded 13% to 5.5% over 7 years	Graded 14% to 5.5% over 8 years

A 1% increase in the assumed medical and dental care trend rate would result in an increase of $9.2 million in the accumulated post-employment benefit obligations and an increase of $1.0 million in OPEB expense. A 1% decrease in the assumed medical and dental care trend rate would result in a decrease of ($7.3) million in the accumulated post-employment benefit obligations and a decrease of ($0.8) million in OPEB expense.

PLAN ASSETS

The Company’s pension plan by weighted-average allocations at December 31, 2003 and 2002, by asset category, are as follows:

	Pension Benefits		OPEB
	2003	2002	2003	2002
Asset Category
Equity securities	79.3%	79.9%	13.7%	3.8%
Debt securities	19.6	19.8	85.8	93.4
Real estate	—	—	—	—
Other	1.1	0.3	0.5	2.8
Total	100.0%	100%	100.0%	100%

The goals of the Pension Fund are:

(i)                                     to ensure that pension benefits are secured over time;

(ii)                                  to minimize the Company’s pension contributions by maximizing the long-term investment return on assets; and

(iii)                               to keep short-term fluctuations in pension contributions within a range which is acceptable to the Company.

The objective of the Pension Fund is to earn a return on total assets which is greater than the rate of return assumed by the actuary in calculating the Company’s required contributions to the Plan.

Asset Mix Policy

The long-term asset mix policy of the Pension Fund has been adopted after consideration of the following factors:

(a)                                  the nature and structure of the Pension Plan liabilities, including the attribution of such liabilities between active and retired members;

(b)                                 the going concern funded status and cash flow requirement of the Plan;

(c)                                  the solvency funded status of the Plan;

(d)                                 the investment horizon of the Plan;

(e)                                  the Company’s risk tolerance - i.e. the operating environment and financial situation of the Company and its ability to withstand fluctuations in pension contributions; and

(f)                                    the future economic and capital markets outlook with respect to investment returns, volatility of returns and correlation between assets.

The assets of the Pension Fund shall be allocated among the investment categories indicated below so that on average over time the market value invested in each category, when measured as a percentage of the total market value of the Fund, shall be expected to equal the following asset mix:

U.S. Equities	40%
Foreign Equities	20
Fixed Income	40
Total Assets	100%

The actual allocation of the assets of the Pension Fund at any point in time, measured in terms of the market value of assets in each investment category as a percentage of the total market value of the Fund, may differ from the long-term asset mix specified above but shall remain within the following minimum and maximum range:

	Minimum	Maximum
U.S. Equities	37%	43%
Foreign Equities	17%	23%
Fixed Income	37%	43%

Rebalancing among asset classes will be performed on an objective basis at the Pension Committee level as range limits noted are reached.  The frequency of this rebalancing will be variable depending on relativeperformance, but is designed to systematically, without prejudice or bias, re-align the asset class weightings back to those targeted when one or more asset classes approach its minimum or maximum range.  The result of such rebalancing, net of transactions costs, should be to both reduce portfolio performance volatility and enhance performance in volatile capital market periods.

In accordance with its funding policy, the Company will ensure that the Plan has the minimum level of assets at all times and that any shortfall is quickly eliminated.  Any surplus assets in excess of the target level of assets will be applied towards the Company’s contribution requirement.

12.  COMMITMENTS AND CONTINGENCIES

In connection with the transfer of its crude oil pipeline business to the Partnership in 1991, the Company indemnified the Partnership from and against substantially all liabilities, including liabilities relating to environmental matters, arising from operations prior to the transfer. This indemnification does not apply to amounts that the Partnership would be able to recover in its tariff rates (if not recovered through insurance), or to any liabilities relating to a change in laws after December 27, 1991. In addition, in the event of default, the Company is subject to recourse with respect to the Partnership’s First Mortgage Notes and Revolving Credit Facility Agreement, which amounted to $248.0 million and $279.0 million at December 31, 2003 and 2002, respectively.

13.  FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

As of December 31, 2003 and 2002, the carrying amounts of certain financial instruments held by the Company, including cash, cash equivalents, trade receivables, payables, intercompany advances, loans and short-term borrowings are representative of fair value because of the short-term maturity of these instruments. The fair value of all derivative financial instruments is the estimated amount at which management believes the instruments could be liquidated over a reasonable period of time, based on quoted market prices, current market conditions or other estimates obtained from third-party brokers or dealers.

Based on quoted market prices for the Partnership’s publicly held Class A common units and Enbridge Management’s listed shares, the fair value, at December 31, 2003, of the Company’s 12.2% ownership of the Partnership is carried at $531.8 million, is estimated to be approximately $334.0 million. For the year ended December 31, 2002, the Company’s 14.1% ownership of the Partnership, carried on the books at $493.4 million, is estimated to be approximately $262.8 million. For each of the years ended December 31, 2003 and 2002, the Company’s net investment in the Partnership, after deducting Enbridge Management’s minority interest of $306.7 million and $275.2 million, respectively, is $225.1 million and $218.2 million, respectively. This method values the general partner interest (2%) on the same basis as the limited partner’s interest, and does not attribute any value to the General Partner’s right to receive incentive distributions.

At December 31, 2003 and 2002, the fair value of the Senior Note maturing 2005 is $169.8 million and 173.3 million, respectively, and the fair value of the Senior Note maturing 2007, for the same two years, is $135.4 million and $134.4 million, respectively.

At December 31, 2003, the fair value of loans to Enbridge Pipelines (Athabasca) Inc. (2005 and 2013 maturity), are $186.6 million, and $150.6 million, respectively; for the year ended December 31, 2002, the fair value of the loans were $154.3 million and $0 million, respectively. Fair value of other loans from (and to) affiliated companies’ approximate face value.

Derivative Financial Instruments

The Company may utilize derivative financial instruments to manage market risks associated with interest rates and foreign exchange rates. The Company does not engage in speculative trading.  Approvals are required from senior management prior to the execution of any derivative transactions.

Derivative financial instruments involve credit and market risks. Credit risk arises from the possibility that a counterparty will default on its contractual obligations and is limited to those contracts where the Company would incur a loss in replacing the instrument. The Company minimizes credit risk by entering into risk management transactions only with creditworthy institutions that possess investment grade credit ratings or with approved forms of collateral.

Foreign Exchange Risk

The Company has financial instruments denominated in Canadian dollars that have exposure to fluctuations in exchange rates. Accordingly, the Company has entered into foreign exchange contracts to offset the impact of income taxes on gains and losses arising from the translation of these financial instruments. The average remaining term of these contracts is 2.0 years. These forward foreign exchange contracts are recorded at fair market value with the corresponding gains and losses recorded in income. The Company does not intend to settle these foreign exchange contracts prior to maturity. At December 31, 2003 and 2002, the forward foreign exchange contracts had a fair market value of $8.1 million payable and $23.4 million receivable, respectively and are included as deferred credits on the statement of financial position.

The Company has also entered into cross-currency swaps transactions to convert the principal and interest amounts payable on the $275.0 million Senior Notes from U.S. dollars to Canadian dollars. The rates and term of the cross-currency swaps perfectly match the rates and terms of the underlying Senior Notes and any gains/(losses) flow through accumulated Other Comprehensive Income. As of December 31, 2003 and 2002, the cross currency swaps had a fair market value of $25.3 million payable and $41.6 million receivable, respectively and are included as deferred credits on the statement of financial position.

Other comprehensive income - components

The components of other comprehensive income for the years ended December 31, 2002 and 2003 are as follows:

	2003	2002
	(dollars in millions)
Cumulative translation adjustments	36.0	(4.0)
Minimum pension liability adjustments	(1.0)	—
Changes in fair value of derivatives	4.9	12.0
Unrealized gains/losses on certain investments, net of tax	6.8	1.5
Other	0.1	(0.1)
Total	46.8	9.4